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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant [X]  Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
     (AS PERMITTED BY RULE 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to (S)240.14a-12


                           MID-ATLANTIC REALTY TRUST
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               (Name of Registrant as Specified In Its Charter)

                                      N/A
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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                                              Filed by Mid-Atlantic Realty Trust
                                                         Pursuant to Rule 14a-12
                                       Under the Securities Exchange Act of 1934
                                      Subject Company: Mid-Atlantic Realty Trust
                                                     Commission File No. 1-12286


The following is the text of a joint press release issued by Mid-Atlantic Realty Trust and Kimco Realty Corporation on June 18, 2003:


        Kimco Realty Corporation and Mid-Atlantic Realty Trust Announce
                                Merger Agreement

NEW HYDE PARK, NY & LUTHERVILLE, MD, June 18, 2003

Kimco Realty Corporation (NYSE: KIM) and Mid-Atlantic Realty Trust ("MART") (NYSE: MRR) today announced that the two companies have entered into a definitive merger agreement.

Under the terms of the agreement, which was unanimously approved by the Boards of both companies, Kimco will acquire all of the outstanding shares of MART for $21.00 per share in cash in a transaction in which MART will merge into a Kimco subsidiary. Subject to certain conditions, limited partners in MART's operating partnership will be offered the same cash consideration for each outstanding unit and will be offered the opportunity (in lieu of cash) to exchange their interests for preferred units in the operating partnership upon the closing of the transaction. The transaction has a total equity value of approximately
$444 million based upon MART's approximately 21 million common shares and partnership units outstanding. Kimco will acquire the properties subject to MART's net debt, which, as of March 31, 2003, was approximately $236 million. The merger is subject to approval by MART's shareholders and to customary closing conditions, and is expected to close on or about September 15, 2003.

MART owns equity interests in 41 operating shopping centers, 36 of which are wholly owned and four of which are under redevelopment or expansion. The properties have a gross leasable area of approximately 4.7 million square feet of which approximately 95.0 percent of the stabilized square footage is currently leased. Additionally, MART has three shopping centers under development with a total estimated square footage of 183,500 and other commercial assets totaling approximately 856,000 square feet. MART also owns approximately 80 acres of undeveloped land. MART's properties are located primarily in the states of Maryland, Virginia, New York, Pennsylvania, Massachusetts and Delaware, which will strengthen Kimco's presence in these states where it currently owns interests in 114 properties. Following the acquisition, Kimco will own interests in 684 properties comprising approximately
98.0 million square feet of leasable space.

Kimco will target a substantial number of the properties for its strategic co-investment programs. These programs benefit from a lower cost of capital and should produce strong investment returns while further expanding Kimco's investment and property management business. Selected non-core assets will be immediately marketed for sale. Initial funding for the transaction will be provided by Kimco's $500 million revolving credit facility, or other interim loan facilities, to allow for an orderly segregation of the properties.

"We feel very good about the quality and long term prospects for the neighborhood shopping centers in MART's portfolio," said Kimco Chairman and Chief Executive Officer, Milton Cooper. "We will evaluate each property and allocate them to Kimco's

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strategic co-investment programs, perhaps even creating new ones. This fits well with our strategy of growing our management business and generating solid investment returns for our partners while conserving our own equity capital", he added.

F. Patrick Hughes, MART's President and Chief Executive Officer said "Our Board believes that this all cash offer by the nation's largest publicly-traded owner of shopping centers is in the best interest of our shareholders and represents a price that fairly reflects the value of MART."

UBS Securities LLC acted as financial advisor to Kimco. Wachovia Securities, LLC acted as financial advisor to MART. Goodwin Procter LLP acted as legal counsel to Kimco. Gordon, Feinblatt LLC (Baltimore, Maryland) and Hunton & Williams acted as legal counsel to MART.

About Kimco

Kimco, a publicly-traded real estate investment trust, has specialized in shopping center acquisitions, development and management for over 35 years, and owns and operates the nation's largest portfolio of neighborhood and community shopping centers with interests in 630 properties comprising approximately 92.7 million square feet of leasable space located throughout 41 states, Canada and Mexico.

About MART

MART is a fully integrated, self administered and self managed real estate investment trust (REIT) which owns, acquires, develops, redevelops, leases, and manages neighborhood and community shopping centers in the Middle Atlantic region. MART shares are traded on the NYSE.

Any forward-looking statements contained in this news release are subject to certain risks and uncertainties.

The preferred units which may be obtained by certain partners of MART's operating partnership in connection with the merger will not be registered under the Securities Act of 1933 or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell and is not an offering or a solicitation of an offering in respect of such securities and should not be construed as an offering of any kind or the solicitation of an offer to buy in any state or jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

Proxies may be solicited on behalf of MART by members of its Board of Trustees and executive officers. Information about such persons can be found in MART's definitive proxy statement relating to its 2003 Annual Meeting of Stockholders, which is available without charge at the U.S. Securities and Exchange Commission's (SEC) internet website at http://www.sec.gov.

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In connection with the proposed transaction, MART will file a proxy statement with the Securities and Exchange Commission. MART stockholders should read the proxy statement when it is available because it will contain important information about MART and the proposed transaction. Investors can obtain the proxy statement and other relevant documents, including the merger agreement relating to the proposed transaction, without charge at the SEC's internet website at http://www.sec.gov.

Kimco Contact:                               MART Contact:
Scott G. Onufrey                             F. Patrick Hughes
Vice President - Investor Relations          President & Chief Executive Officer
516-869-7190                                 410-684-2000

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